Exhibit 4.7

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 BELOW, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

WARRANT TO PURCHASE STOCK

Company:  NuPathe Inc., a Delaware corporation

Number of Shares:  As set forth below

Class of Stock:  Common Stock, $0.001 par value per share

Warrant Price:  $7.95, subject to adjustment as set forth herein

Issue Date:                      June 13, 2011

Expiration Date:  June 12, 2016

Credit Facility:    This Warrant is issued in connection with that certain First Loan Modification Agreement, of even date herewith, to that certain Loan and Security Agreement dated May 13, 2010, by and among MidCap Funding III, LLC, Silicon Valley Bank and the Company (as amended and in effect from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (together with any successor or permitted assignee or transferee of this Warrant or of any Shares issued upon exercise or conversion hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable shares of the above-stated Class of Stock (the “Class”) of the above-named company (the “Company”) at the above-stated Warrant Price per Share, all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant.

A.                                   Number of Shares.                     This Warrant shall be exercisable for the Initial Shares, plus the Additional Shares, if any (collectively, the “Shares”).

(1)                              Initial Shares.         As used herein, “Initial Shares” means 16,295 shares of the Class, as such number may be adjusted from time to time in accordance with the provisions of this Warrant.

(2)                              Additional Shares.                           Upon the making by the Lenders (as defined in the Loan Agreement) of the Term C Loan (as defined in the Loan Agreement) to the Company in an amount equal to Three Million Dollars ($3,000,000) (or such lesser amount as may be requested by the Company), this Warrant shall automatically become exercisable for such number of additional shares of the Class (the “Additional Shares”) as shall equal (a)(i) 0.0475, multiplied by (ii) the original principal amount of such Term C Loan made by Holder (or its affiliate), divided by (b) the Warrant Price in effect on and as of the date of such Term C Loan, and subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

ARTICLE 1. EXERCISE.

1.1                            Method of Exercise.  Holder may exercise this Warrant by delivering the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Article 1.2, Holder shall also deliver to the Company a check, wire transfer (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Shares being purchased.

1.2                            Conversion Right.  In lieu of exercising this Warrant as specified in Article 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Article 1.3.

1.3                            Fair Market Value.  If shares of the Class are then traded in a public market, the fair market value of a Share shall be the closing price of a share of the Class reported for the business day immediately before Holder delivers this Warrant together with its Notice of Exercise to the Company.  If shares of the Class are not then traded in a public market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4                            Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this Warrant and, if applicable, the Company receives payment of the aggregate Warrant Price, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new warrant of like tenor representing the Shares not so exercised or converted.

1.5                            Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6                            Treatment of Warrant Upon Acquisition of Company.

1.6.1                “Acquisition”.  For the purpose of this Warrant, “Acquisition” means any sale, assignment, transfer or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation or merger, or tender offer or exchange offer for the outstanding equity securities of the Company, where the holders of the Company’s outstanding voting equity securities as of immediately before the transaction beneficially own less than a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction or, if such Company shareholders beneficially own a majority of the outstanding voting equity securities of the surviving or successor entity as of immediately after the transaction, such surviving or successor entity is not the Company.

1.6.2                Treatment of Warrant at Acquisition.

A)                                  Holder agrees that, in the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, this Warrant shall terminate on and as of the closing of such Acquisition to the extent not previously exercised.  The Company shall provide Holder with written notice of any proposed Acquisition not later than ten (10) days prior to the closing thereof setting forth the material terms and conditions thereof.

B)                                 Upon the closing of any Acquisition other than as particularly described in subsection (A) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

C)                                As used in this Article 1.6, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise or convert this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from  publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1                            Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on the outstanding shares of the Class payable in additional shares of the Class or other securities, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend occurred.  If the Company subdivides the outstanding shares of the Class by reclassification or otherwise into a greater number of shares, the number of Shares purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased.  If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

2.2                            Reclassification, Exchange, Conversion or Substitution. Upon any reclassification, exchange, conversion, substitution or similar event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, conversion, substitution or similar event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto.  The Company or its successor shall promptly issue to Holder a certificate pursuant to Article 2.6 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, conversion, substitution or similar event.  The provisions of this Article 2.2 shall similarly apply to successive reclassifications, exchanges, conversions, substitutions, and similar events.

2.3                            [Intentionally Omitted]

2.4                            No Impairment.  The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be both commercially reasonable and necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.5                            Fractional Shares.  No fractional Share shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share.  If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder the amount computed by multiplying the fractional interest by the fair market value (as determined pursuant to Article 1.3 above) of a full Share.

2.6                            Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, Class and/or number of Shares, the Company shall promptly notify Holder in writing, and, at the Company’s expense, promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Warrant Price, Class and number of Shares.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                            Representations and Warranties.  The Company represents and warrants to, and agrees with, the Holder as follows:

(a)                              The Company shall at all times during the term of this Warrant keep reserved out of its authorized and unissued capital stock a sufficient number of shares of the Class to permit exercise in full of this Warrant.  All Shares which may be issued upon the exercise or conversion of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.2                            No Shareholder Rights.  Except as provided in this Warrant, Holder will not have any rights as a shareholder of the Company with respect to the Shares issuable hereunder until the exercise or conversion of this Warrant.

ARTICLE 4. REPRESENTATIONS, WARRANTIES OF THE HOLDER.  The Holder represents and warrants to the Company as follows:

4.1                            Purchase for Own Account.  This Warrant and the securities to be acquired upon exercise of this Warrant by Holder will be acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act.  Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2                            Disclosure of Information.  Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities.  Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3                            Investment Experience.  Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk.  Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4                            Accredited Investor Status.  Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5                            The Act.  Holder understands that this Warrant and the Shares issuable upon exercise or conversion hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein.  Holder understands that this Warrant and the Shares issued upon any exercise or conversion hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available.

ARTICLE 5. MISCELLANEOUS.

5.1                            Term:  This Warrant is exercisable in whole or in part at any time and from time to time on or before the Expiration Date.

5.2                            Legend.                                            Each certificate representing Shares issued upon any exercise or conversion hereof shall be imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AND PURSUANT TO THE PROVISIONS OF ARTICLE 5 OF THAT CERTAIN WARRANT TO PURCHASE STOCK ISSUED BY THE COMPANY TO SILICON VALLEY BANK DATED AS OF JUNE 13, 2011 MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAW OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM REGISTRATION.

5.3                            Compliance with Securities Laws on Transfer.  This Warrant and the Shares issued upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company).  The Company shall not require Holder to provide an opinion of counsel if the transfer is to any affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act.

5.4                            Transfer Procedure.  After receipt by Silicon Valley Bank (“Bank”) of the executed Warrant, Bank will transfer all of this Warrant to SVB Financial Group, Holder’s parent company.  Subject to the provisions of Article 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5                            Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally, or on the third (3rd) business day after being mailed by first-class registered or certified mail, postage prepaid, or on the first business day after transmission by facsimile or deposit with a reliable overnight courier, fee prepaid, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such holder from time to time.  All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn:  Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone:  408-654-7400

Facsimile:  408-496-2405

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

NuPathe Inc.

Attn: Chief Financial Officer

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

Telephone:  484.567.0130

Facsimile:  484.567.0136

with a required copy to:

NuPathe Inc.

Attn: General Counsel

227 Washington Street, Suite 200

Conshohocken, Pennsylvania 19428

Facsimile: 484.567.9301

5.6                            Waiver.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7                            Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees and disbursements.

5.8                            Automatic Conversion upon Expiration.  In the event that, upon the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Article 1.3 above is greater than the Warrant Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be converted pursuant to Article 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised or converted, and the Company shall promptly deliver a certificate representing the Shares (or such other securities) issued upon such conversion to Holder.

5.9                            Counterparts.  This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement.

5.10                    Governing Law.  This Warrant shall be governed by and construed in accordance with: (i) to the extent applicable, the General Corporation Law of the State of Delaware, and (ii) otherwise, the internal domestic laws of the State of Maryland, without giving effect to its principles regarding conflicts of law.

IN WITNESS WHEREOF, the parties have executed this Warrant to Purchase Stock by their duly authorized representatives as of the date first above written.

COMPANY

NUPATHE INC.

By:	/s/ Keith A. Goldan

Name:	Keith A. Goldan
(Print)
Title:	Vice President & CFO

HOLDER

SILICON VALLEY BANK

By:	/s/ Denny Boyle

Name:	Denny Boyle
(Print)
Title:	VP – Relationship Manager

APPENDIX 1

NOTICE OF EXERCISE

                                                1.                                    Holder elects to purchase                        shares of the Common Stock of                                      pursuant to the terms of the attached Warrant, and tenders payment of the purchase price of the shares in full.

                                                                                                [or]

                                                1.                                    Holder elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant.  This conversion is exercised for                                            of the Shares covered by the Warrant.

                                                [Strike paragraph that does not apply.]

                                                2.                                    Please issue a certificate or certificates representing the Shares in the name specified below:

Holders Name

(Address)

                                                3.   By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Article 4 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):